CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports for the Wells Fargo Advantage Core Equity Fund and Wells Fargo Advantage Classic Value Fund, dated September 29, 2010, Wells Fargo Advantage Opportunity Fund, Wells Fargo Advantage Mid Cap Growth Fund, Wells Fargo Advantage Enterprise Fund, Wells Fargo Advantage Growth Opportunities Fund, and Wells Fargo Advantage Discovery Fund, dated November 24, 2010, Wells Fargo Advantage Equity Value Fund and Wells Fargo Advantage Emerging Growth Fund, dated November 29, 2010, and Wells Fargo Advantage Small Cap Growth Fund, dated December 23, 2010, ten of the funds constituting the Wells Fargo Funds Trust, incorporated herein by reference and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the Prospectus/Proxy Statement filed on Form N-14.

/s/ KPMG LLP

Boston, Massachusetts

May 26, 2011